SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: August 2, 2005

ATLANTIS BUSINESS DEVELOPMENT CORPORATION

(Exact Name of Registrant as Specified in its Charter)
Nevada	0-16286	95-4082020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 NE 80th terrace
Miami, FL 33138

(Address of principal executive offices)

Registrant's telephone number, including area code: 305-935-7222

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal officers; Election of Directors; Appointment of Principal Officers

On August 2, 2005, The Board of Directors elected Mosin A. Shah and Ralph Nerette to the Board of Directors. Following is a brief outline of their prior experience.

Mosin A. Shah (Director)
Born in Multan, Pakistan. Graduated with a Bachelor Degree from a Government College and moved to the U.S. and became an American citizen. Shah is employed at Kendall Toyota, the world's largest Toyota dealership and became one of the top sales representatives at the dealership, meeting and exceeding all sales goals because of his attention to detail. Due to his overall knowledge of the products and general day to day management of the business, Mr. Shah was promoted to the position of Sales Manager. He is now responsible for the oversight of 60 sales people and increasing sales and profitability.

Ralph Nerette (Director)
Ralph Nerette is the Sales Manager of Lexus of Pembroke Pines and has served in that position since October of 2005. In this position, Ralph is responsible for an inventory of over  $10,000,000.00 and a staff of 50 sales people and others, and the daily operation of a 300 car per month dealership.

Prior to joining Lexus of Pembroke Pines, Ralph was The General Manager at Mazda of Kendall, where he was instrumental at making it the most profitable Mazda dealership in Miami-Dade County. Other dealerships that Ralph has been involved with includes Lexus of Kendall where he held the positions of Finance Manager and promoted to Sales Manager; Dadeland Dodge as the General Manager; Kendall Toyota as the Finance Manager; South Motors Group where he started his automotive career in 1993.

Ralph spent over six year in the United States Marine Corps where he served his country honorably in various military duties that included translation and interrogation among other duties. Ralph is fluent in five languages (English, French, Spanish, Creole, Japanese). Attended High School at John Bowne H.S. in Queens, NY. Went to College at FIU in Florida majored in electrical engineering. Trained in Financing and Sales Management with GECAL, Oxford Financial, and JM&A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIS BUSINESS DEVELOPMENT CORPORATION

August 18, 2005                             /s/ Christopher M. Dubeau

Date                                                 Christopher M Dubeau